Exhibit 107.1

CALCULATION OF REGISTRATION FEE

Form S-1

Invizyne Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock (2)	Rule 457(o)	4,945,000	$4.00	19,780,000	$0.0001476	$2,919.52
Fees to Be Paid	Equity	Underwriter’s Warrant (3)	Rule 457(g)	-	$-	$-	$-	$-
Fees to Be Paid	Equity	Common stock underlying underwriter’s warrant (4)	Rule 457(o)	494,500	$5.00	$2,472,500	$0.0001476	364.94
Fees to Be Paid	Equity	Common Stock of Selling Stockholder (5)	Rule 457(o)	8,272,851	$4.00	33,091,404	$0.0001476	$4,884.29
	Total Offering Amounts					$55,343,904		$8,168.76
	Total Fees Previously Paid							$8,168.76
	Total Fee Offsets							$—
	Net Additional Fee Due							$—

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of Common Stock as may be issued or issuable because of stock splits, stock dividends and similar transactions. All share numbers have been adjusted for the stock dividend declared February 7, 2024.

(2)	Represents the shares of Common Stock of the Registrant to be issued in the initial public offering, including 645,000 shares that may be issued upon exercise of the underwriter over-allotment option.

(3)	Represents the underwriter’s option to purchase Common Stock, equal to 10% of the shares issued in the offering, including the shares of Common Stock that may be issued in exercise of the over-allotment option.

(4)	Represents shares of Common Stock underlying the underwriter’s option.

(5)	Represents shares of Common Stock held by the Selling Stockholder, including 7,616,952 shares of Common Stock that are issued and outstanding, 410,586 shares of Common Stock that may be issued on exercise of an outstanding warrant to purchase shares of Common Stock and 245,313 shares of Common Stock that will be issued pursuant to a SAFE upon consummation of the initial public offering.